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                                                                    EXHIBIT 99.3

                      Form of Instructions to Stockholders


                           NATIONAL MERCANTILE BANCORP

             INSTRUCTIONS FOR COMPLETING THE SUBSCRIPTION AGREEMENT


         To subscribe for shares of Common Stock, you must present to U.S. Stock Transfer Corporation (the "Subscription Agent") prior to 5:00 p.m., Pacific Standard time, on ________, 2000, a properly completed and executed Subscription Agreement and a money order or check drawn on a bank located in the United States of America and payable to "U.S. Stock Transfer Corporation" or a wire transfer of funds for an amount equal to the number of shares subscribed for multiplied by $____, the subscription price.

         As soon as practical following the Expiration Date and after payment for any shares of Common Stock subscribed for has cleared (which clearance may take up to 5 days from receipt of the payment), subscribers will receive from the Subscription Agent stock certificates for the number of shares of Common Stock acquired.